Exhibit 10.1

Momentive Performance Materials Inc. 260 Hudson River Road Waterford, NY 12188 momentive.com

August 17th, 2015

Dear John:
I am excited to confirm our offer of employment for the position of Senior Vice President and General Counsel of Momentive Performance Materials Inc. (“Company” or “MPM”). Attached is a summary of the terms of the offer and the benefits available to you. This offer of employment is contingent upon 1) your signing of the Non-Disclosure, Fair Competition, and Inventions Agreement, 2) the successful completion of a background investigation, 3) the successful completion of a drug screen after the acceptance of this offer and 4) a background verification.
The position is based in Waterford, New York and will report directly to me.

Please acknowledge acceptance of this offer by signing in the space provided on the attached Summary of Terms of Employment and returning the original letter along with the Non-disclosure agreement in the envelope provided. This offer letter contains terms and conditions of your employment and you acknowledge that you are not relying on any other terms or conditions.
On your first day of employment, please bring with you documents that establish your identity and authorization to work in the U.S. in compliance with Form I-9 required by the Federal government. A list of acceptable documents is enclosed. A representative from the site will contact you with further details on any other requirements prior to your first day.

John we look forward to your joining our Company and believe you will play a key role in building value toward our future success.

Sincerely,

Jack Boss
CEO
cc: Susan Walden, VP of Human Resources

SUMMARY OF TERMS OF EMPLOYMENT
FOR: JOHN D. MORAN

Position:	Senior Vice President and General Counsel

Tentative Start Date:	September 21, 2015

Base Salary (Year 1):	$390,000 per year, paid bi-weekly.

Incentive:
Based on your position and salary, you will be eligible to participate in MPM’s 2015 annual incentive compensation program (the “2015 ICP”) with a target incentive award equal to 55% of your annualized base salary, commencing on your employment date and ending December 31, 2015. (Your 2015 ICP bonus will be prorated to reflect the number of months worked for the Company during 2015; provided, that you must commence employment with the company by the 15th of a month to receive prorata credit for that month.) Payment under the plan will be based on achieving the specific goals identified by the business for the plan year. Any earned 2015 ICP bonus will be paid in 2016 based on business results. The terms of this plan and eligibility for participation are reviewed annually by the Compensation Committee of the Board of Directors of MPM Holdings Inc. (the “Compensation Committee”).

Equity:
Within 60 days following your start date, you shall be recommended to the Compensation Committee as a participant in the MPM Holdings Inc. Management Equity Plan (the “Equity Plan”), and, subject to the approval of the Compensation Committee, you will receive the following awards under the Equity Plan: (x) a grant of options to acquire 68,600 shares of MPM Holdings Inc.’s common stock at an exercise price no less than the fair market value as of the date of grant; and (y) a grant of restricted stock units covering 29,400 shares of MPM Holdings Inc.’s common stock; in each case subject to vesting, exercise and settlement conditions set forth in the applicable award certificates/agreements. Any awards granted to you under the Equity Plan will be subject to the terms and conditions of the Equity Plan and the award certificates/agreements provided to you.

Severance:
If your employment is terminated by the Company without “cause” and other than due to your death or disability, the Company shall provide you with severance compensation equal to twelve (12) months of your annualized base salary, payable in installments in accordance with the Company’s normal payroll practices. Such severance shall be subject to your execution and delivery of an effective general release of claims within 30 days following such termination, in the form provided by the Company. “Cause” is generally defined as violation of law, fraud, misappropriation, embezzlement, dishonesty, failure to follow lawful directions, negligence or willful misconduct. Additional benefits related to Executive Outplacement and COBRA benefit continuation are outlined in the Company’s Severance Guidelines, a copy of which is enclosed.

Benefits:
New employees are eligible for health benefits coverage from the first day of employment. Enclosed is a copy of our Health and Welfare Benefits Guide and our Retirement Savings Plan Summary (see inside the front cover of the Benefits Guide for enrollment instructions). Please review the information so that you may make appropriate choices regarding your benefits. To be eligible, you must elect benefits within your first 45 days of employment. Once on board, if you have questions regarding your benefits or enrollment you can contact HRConnect.

Relocation:
You will be covered under the Momentive Relocation Policy (Guaranteed Offer/Homeowner Buyout Relocation Program), which we will be happy to discuss with you either before or after your first day with us.

Vacation:	You will be eligible for 4 weeks of vacation pro-rated based on your hire date, 1/12th for each full calendar month of continuous service during 2015 and must be used by the end of the year.

Company Agreements:
Enclosed is a Non-Disclosure, Fair Competition, and Inventions Agreement, that is required to be read, understood and signed by you. Compliance with The Code of Business Ethics and the Antitrust Compliance Manual is a condition of employment. Compliance with additional Momentive policies as in effect from time to time will be required.

Terms of Plans:	Some of the above are highlights of various plans or programs, and all are subject to the terms of the actual plans and programs.

“AT WILL” Statement:	This offer of employment is for an “AT WILL” position, which means that either you or the Company can end this relationship at any time.

Governing Law
This offer letter, including this Summary of Terms of Employment and the benefits available to you, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

Entire Agreement
This offer letter, including this Summary of Terms of Employment and the benefits available to you, represents the entire understanding between the Company and its affiliates and you regarding your offer of employment, and any previous or current discussions, negotiations, or understandings that are not set forth in this letter are superseded.

OFFER ACCEPTED:

/s/ John D. Moran____________	August 20, 2015__

Signature	Date